Exhibit 99.1

                             DENBURY RESOURCES INC.
                             P R E S S R E L E A S E

                           Denbury Resources Announces
                     Internal Holding Company Reorganization

News Release
Released at 7:30 AM CDT

DALLAS - December 22, 2003 - Denbury Resources Inc. (NYSE: DNR) ("Denbury" or the "Company") announced today, that effective December 29, 2003, it will complete an internal reorganization to a holding-company-organizational structure. This reorganization will not impact Denbury's public company shareholders; no action is required on their part and their rights, privileges and ownership will not change. Denbury's common stock will continue to be listed on the New York Stock Exchange under the same symbol, "DNR". The purposes of creating the holding company structure are to better reflect the operating practices and methods of Denbury, to improve its economics, and to provide greater administrative and operational flexibility.

Denbury and two newly created wholly-owned subsidiaries signed a Plan and Agreement of Merger today that will become effective, along with related intercompany transactions, at 9:00 a.m. EST next Monday, December 29. At the effective time, each share of Denbury common stock will automatically convert into one share of common stock of the new holding company. The reorganization is structured under Delaware law in a manner that does not require action by Denbury stockholders and so that it is a tax-free transaction. Denbury's name, charter, bylaws, officers, board of directors, authorized shares and outstanding common stock will remain the same. Denbury will be making amendments to its bank credit agreement, subordinated debt indenture, and various other plans and documents to accommodate the internal reorganization, but once completed, the restructuring should not impact any of Denbury's customers, suppliers or lenders.

Denbury Resources Inc. (www.denbury.com) is a growing independent oil and gas company. The Company is the largest oil and natural gas operator in Mississippi, holds key operating acreage onshore in Louisiana and has a growing presence in the offshore Gulf of Mexico areas.

This press release contains forward looking statements that involve risk and uncertainties.


                        For further information contact:

Gareth Roberts,  President and CEO,  972-673-2000
Phil Rykhoek,  Chief Financial
Officer, 972-673-2000 www.denbury.com